DYNEGY INC.

OFFER TO CONVERT

Dynegy Inc.

4.75% Convertible Subordinated Debentures due 2023

for

Cash and Shares of Dynegy Inc. Class A Common Stock

and

CONSENT SOLICITATION

Pursuant to, and subject to the terms and conditions described in, the Prospectus and Solicitation Statement dated March 15, 2006 and the related Letter of Transmittal and Consent

THE OFFER TO CONVERT AND CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 13, 2006, UNLESS EXTENDED OR TERMINATED BY US (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). IN ORDER FOR HOLDERS OF THE DEBENTURES TO PARTICIPATE IN THE OFFER AND CONSENT SOLICITATION AND RECEIVE THE OFFER CONSIDERATION (AS DEFINED BELOW), SUCH HOLDERS MUST VALIDLY TENDER (AND NOT WITHDRAW) THEIR DEBENTURES AND DELIVER THEIR RELATED CONSENTS TO THE PROPOSED AMENDMENTS (AS DEFINED BELOW) TO THE INDENTURE (AS DEFINED BELOW) TO THE CONVERSION AGENT AT OR PRIOR TO THE EXPIRATION DATE. TENDERED DEBENTURES MAY BE WITHDRAWN AND RELATED CONSENTS MAY BE REVOKED AT ANY TIME AT OR PRIOR TO THE EXPIRATION DATE, BUT NOT THEREAFTER.

March 15, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Dynegy Inc., an Illinois corporation (the “Company”), upon the terms and subject to the conditions set forth in the Prospectus and Solicitation Statement dated March 15, 2006 (the “Prospectus”), and the related Letter of Transmittal and Consent (the “Letter of Transmittal and Consent”), is offering to convert (the “Offer”) all of its outstanding 4.75% Convertible Subordinated Debentures due 2023 (the “Debentures”) to shares of Class A common stock, no par value (“Class A common stock”), of the Company and cash. Registered holders of Debentures (“Holders”) who validly tender (and do not withdraw) their Debentures for conversion at or prior to the Expiration Date pursuant to the Offer will receive for each $1,000 principal amount of Debentures the following consideration (the “Offer Consideration”): (a) 242.6595 shares of Class A common stock issuable upon conversion of the Debentures, (b) a premium of $193.85 payable in cash and (c) accrued and unpaid interest from February 15, 2006 up to, but not including, the date of conversion. The Prospectus and the Letter of Transmittal and Consent more fully describe the Offer. Capitalized terms used but not defined herein have the respective meanings given to them in the Prospectus.

The Company is also soliciting consents from Holders to amend the indenture under which the Debentures were issued (the “Indenture”) to eliminate the cross-default and cross-acceleration provisions contained in the Indenture (the “Proposed Amendments”), as more fully described in the Prospectus. Debentures tendered in the Offer must be accompanied by a corresponding consent to the Proposed Amendments to the Indenture. The completion, execution and delivery of the Letter of Transmittal and Consent will be deemed to constitute consent to the Proposed Amendments with respect to the Debentures tendered thereby.

We are requesting that you contact your clients for whom you hold outstanding Debentures regarding the Offer. We are enclosing the following documents for your information and for forwarding to your clients for whom you hold outstanding Debentures registered in your name or in the name of your nominee, or who hold outstanding Debentures registered in their own names:

1. The Prospectus and Solicitation Statement dated March 15, 2006;

2. The Letter of Transmittal and Consent for your use and for the information of your clients;

3. A Notice of Guaranteed Delivery to be used to accept the Offer if, on or prior to the Expiration Date, certificates for outstanding Debentures are not available, if time will not permit all required documents to reach the Conversion Agent or if the procedure for book-entry transfer cannot be completed;

4. A form of letter which may be sent to your clients for whose account you hold outstanding Debentures registered in your name or the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Offer; and

5. Substitute Form W-9 and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 (included with the Letter of Transmittal and Consent).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON APRIL 13, 2006 UNLESS EXTENDED OR TERMINATED BY THE COMPANY.

To participate in the Offer, a duly executed and properly completed Letter of Transmittal and Consent (or facsimile thereof), with any required signature guarantees and any other required documents, including any certificates representing the outstanding Debentures, must be delivered to the Conversion Agent (or book-entry transfer of the outstanding Debentures must be made into the Conversion Agent’s account with DTC), all in accordance with the instructions set forth in the Prospectus and the Letter of Transmittal and Consent.

The Company will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary cost and expenses incurred by them in forwarding the Prospectus and the related documents to the beneficial owners of outstanding Debentures held by such brokers, dealers, commercial banks and trust companies as nominee or in a fiduciary capacity. The Company will pay or cause to be paid all transfer taxes applicable to the purchase of outstanding Debentures pursuant to the Offer, except as set forth in Instruction 8 of the Letter of Transmittal and Consent.

Any inquiries you may have with respect to the procedure for tendering outstanding Debentures (or delivering related consents) pursuant to the Offer, or requests for additional copies of the enclosed materials, should be directed to the Conversion Agent for the Offer or the Information Agent for the Offer, at the addresses and telephone numbers set forth on the back cover of the Letter of Transmittal and Consent.

Very truly yours,

Dynegy Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY, THE DEALER MANAGER, THE CONVERSION AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL AND CONSENT.